UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

YRC WORLDWIDE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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10990 Roe Avenue

Overland Park, Kansas 66211

Common Stockholders of YRC Worldwide Inc.

Your Vote Is Important!

February 5, 2010

Dear YRC Worldwide Common Stockholder:

If you are receiving this letter, you were a holder of YRC Worldwide Inc. common stock as of the January 4, 2010 record date and are entitled to vote at our Special Meeting of Stockholders scheduled for February 17, 2010. A proxy statement was mailed to you approximately two weeks ago.

The two leading independent proxy advisory firms, RiskMetrics Group (formerly Institutional Shareholder Services or ISS) and Glass Lewis & Co. have recommended that YRC Worldwide stockholders vote FOR each of the proposals at the upcoming Special Meeting. The analyses and recommendations of these two proxy advisory firms are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

It is important that you vote your shares since not voting is equivalent to voting against Proposals 1 and 2, which contain important amendments to our certificate of incorporation. Even if you have sold your shares since the record date, you still retain the right to vote. If you have voted against any of the proposals, you may still change your vote. Only your latest dated proxy counts. Please vote FOR all of the proposals.

If you are a former bondholder who received preferred shares in the exchange offer that we successfully completed on December 30, 2009, you are also entitled to vote the preferred shares that you owned on the record date. Please make certain you vote all of your accounts for your common and preferred stock. You should already have received proxy cards for your preferred stock accounts in separate mailings.

This mailing contains a proxy card for your common shares only. If you own preferred shares, please make certain that you vote those shares as well. If you need any assistance in voting your shares, please contact your prime broker or other representative responsible for your account, or call Morrow & Co., LLC at the telephone numbers below.

Proposals 1 and 2 require the affirmative vote of 1) holders of a majority of the outstanding shares of our common stock voting as a separate class and 2) the holders of a majority of the outstanding common and preferred stock voting together as a single class.

Remember: Failure to vote will be the equivalent of a “No” vote. Please vote your proxy today. If you have any questions or need assistance in getting your shares voted, please contact our proxy adviser, Morrow & Co., LLC, at 1-800-607-0088 or call collect at (203) 658-9400.

On behalf of the Board of Directors,

William D. Zollars

Chairman of the Board and

Chief Executive Officer